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Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT

OF

REFCO CAPITAL LLC

a Delaware limited liability company

Dated as of May 13, 1999

i

SECTION 15.	Meetings of Members	7
(a)	Time and Place of Meetings	7
(b)	Annual Meetings	7
(c)	Special Meetings	7
(d)	Notice of Meetings	7
(e)	Quorum	7
(f)	Voting	7
(g)	Informal Action by Members	8
(h)	Actions Requiring Member Approval	8
SECTION 16.	Officers	8
(a)	Delegation of Power and Authority	8
(b)	Term of Office	8
(c)	President	8
(d)	Executive Vice Presidents	9
(e)	Vice Presidents	9
(f)	Chief Financial Officer	9
(g)	Secretary	9
(h)	Assistant Secretary	9
(i)	Treasurer	9
(j)	Assistant Treasurer	9
(k)	Controller	9
(l)	Other Officers	9
SECTION 17.	Limitation of Liability, Indemnification and Exculpation	9
(a)	Limitation of Liability	9
(b)	Indemnification	9
(c)	Advancement of Expenses	10
(d)	Rights Not Exclusive	10
(e)	Insurance	10
(f)	Exculpation	10
(g)	Successors	11
(h)	Certain References	11
SECTION 18.	New Members; Assignment and Issuance of Membership Shares	11
(a)	New Members	11
(b)	Assignment of Membership Shares	11
(c)	Issuance of Additional Membership Shares	11
(d)	Amendment of Schedule	11
SECTION 19.	Dissolution	12
(a)	Events of Dissolution	12
(b)	Automatic Continuation	12
SECTION 20.	Winding Up and Distribution of Assets	12
(a)	Winding Up	12
(b)	Distribution of Assets	12
SECTION 21.	Conflict of Interest	12
SECTION 22.	Taxation	12
(a)	Tax Elections	12
(b)	Company Tax Returns	13
(c)	Tax Audits	13

ii

SECTION 23.	Miscellaneous	14
(a)	Governing Law	14
(b)	Binding Effect	14
(c)	Pronouns and Number	14
(d)	Captions	14
(e)	Enforceability	14
(f)	Counterparts	14
(g)	Notices	14
(h)	Entire Agreement; Amendment	14
(i)	Further Assurances	14
(j)	Third Parties	14
(k)	Facsimile Signatures	14
(l)	Reliance upon Books, Reports and Records	15
(m)	Waiver	15
SCHEDULE I		17
MEMBERS		17

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

REFCO CAPITAL LLC

        This Limited Liability Company Agreement is made and entered into as of the 13th day of May, 1999 by and among the Members listed on Schedule I attached hereto.

        SECTION 1.    Formation of Limited Liability Company.    The Members agree to the formation of a limited liability company (the "Company") pursuant to the Act and hereby ratify and confirm the authority of Joseph P. Collins and Andrea L. Henneman as "authorized persons" within the meaning of the Act for the sole purpose of executing, delivering and filing the Certificate of Formation and a Certificate of Amendment of the Company with the Secretary of State on January 21, 1999 and February 10, 1999, respectively. The rights and duties of the Members shall be as provided in the Act, except as modified by this Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

        SECTION 2.    Name.    The name of the Company shall initially be "Refco Capital (Newco) LLC". Effective upon the merger of Refco Capital Corporation, a Delaware corporation ("Corporation"), with and into the Company at 11:58 p.m. on May 13, 1999 (the "Merger"), the name of the Company shall be, and hereby is changed to, "Refco Capital LLC" and the Certificate of Merger of the Company shall so reflect such change of name. The business of the Company may be conducted, upon compliance with all applicable laws, under any name designated by the Board of Managers.

        SECTION 3.    Definitions.

        For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          (a)   "Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18.101 et seq., as amended from time to time.

          (b)   "Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

          (c)   "Board of Managers" has the meaning set forth in Section 14.

          (d)   "Capital Account" means, from and after the date on which the Company is owned by more than one Member, the account established on the books and records of the Company for each Member. Each Member's Capital Account shall initially equal the value of the Capital Contribution to the Company made by the Member. During the term of the Company, each Member's Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Member and (x) any cash or property subsequently contributed by the Member to the Company, and (ii) decreased by the amount of (y) loss and deduction allocated to the Member and (z) all cash and property distributed to the Member, and shall otherwise be kept in accordance with applicable United States Treasury Regulations promulgated under Section 704(b) of the Code. From the date hereof until such time as the Company is owned by more than one Member, this Subsection 3(d) shall be inapplicable.

          (e)   "Capital Contribution" means the total amount of cash or other property contributed to the Company by a Member. Contributed property shall be valued at the amount, net of any liabilities assumed to which the contributed property is subject, set forth in Schedule I attached hereto, as amended, modified or supplemented from time to time.

          (f)    "Code" means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

          (g)   "Company" has the meaning set forth in Section 1.

          (h)   "Corporation" has the meaning set forth in Section 2.

          (i)    "IRS" means the United States Internal Revenue Service or any successor entity.

          (j)    "Majority Interest" means one or more Members who in the aggregate hold more than 50% of all Membership Shares.

          (k)   "Manager" means any individual who is elected from time to time by the Members to the Board of Managers in accordance with the terms of this Agreement.

          (l)    "Member" means any Person who holds Membership Shares and whose name is set forth on Schedule I attached hereto, as amended, modified or supplemented from time to time.

          (m)  "Membership Shares" means the interests in the Company held by the Members, expressed as a number of shares held by each Member and set forth opposite such Member's name on Schedule I attached hereto, as amended, modified or supplemented from time to time.

          (n)   "Merger" has the meaning set forth in Section 2.

          (o)   "Net Cash Flow" means for any period the amount, computed on a cash basis, equal to:

            (i)    the sum of (A) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company, all without double counting and (B) any amounts released from Reserves;

          decreased by

            (ii)   the sum of (A) disbursements of the Company for operating expenses, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, and (B) any increase in Reserves.

          (p)   "Parent" means that Person which is the initial Member of the Company (which Person is known on the date hereof as "Refco Capital Management, (Newco) LLC", a Delaware limited liability company which will change its name, effective at 11:59 p.m. on May 13, 1999, to "Refco Capital Management, LLC" and which is the successor by merger to Refco Capital Management, Inc., a Delaware corporation), or any Member that succeeds to the ownership of the Membership Shares of the Company owned by such company, either by assignment pursuant to Section 18 or by operation of law.

          (q)   "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

          (r)   "Reserves" means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the Board of Managers to be adequate and sufficient for costs, expenses and other amounts payable in the Company's business or otherwise for the long-term goals of the Company or any other purpose, including reserves for unforeseen or contingent liabilities, debts or obligations.

          (s)   "Secretary of State" means the Secretary of State of the State of Delaware.

          (t)    "Tax Matters Member" has the meaning set forth in Section 23(c).

          (u)   "Treasury Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

        SECTION 4.    Business of the Company.    The purpose of the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed in accordance with Section 18-106 of the Act.

        SECTION 5.    Term.    The term of the Company shall begin upon the filing of the Certificate of Formation with the Secretary of State and shall continue until the Company is dissolved in accordance with this Agreement or by law.

        SECTION 6.    Principal Place of Business.    The principal place of business of the Company shall be located at 200 Liberty Street, New York, New York, 10281. The Board of Managers may, from time to time, change the principal place of business of the Company and/or establish additional places of business of the Company.

        SECTION 7.    Registered Agent; Registered Office.    The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company. The registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State.

        SECTION 8.    Capital Contributions; Membership Shares.

        (a)    Initial Capital Contributions.    Each Member shall make the Capital Contribution set forth opposite such Member's name on Schedule I attached hereto and shall receive the number of Membership Shares set forth opposite such Member's name on such Schedule.

        (b)    Additional Contributions; Interest.    No Member shall be obligated to make any additional Capital Contribution. No Member shall be permitted to make any additional Capital Contribution without the consent of the Board of Managers and the Majority Interest. Upon any additional Capital Contribution made by any Member, the number of Membership Shares held by such Member shall be adjusted in the manner determined by the Board of Managers and the Majority Interest and shall be set forth on an amendment to Schedule I attached hereto. No Member has any obligation to restore a deficit balance in such Member's Capital Account, if any, or in the Company's balance sheet, or to make any contributions to the Company in order to restore such deficit balance. No Member shall be paid interest on any Capital Contribution.

        (c)    Liability for Promised Contributions.    A Member is obligated for promises to make Capital Contributions, even if the Member is unable to perform because of death, disability, or any other reason. If a Member does not make the Member's required contribution of property, the Member is obligated, at the option of the Company, to contribute cash equal to the value of the required contribution.

        (d)    Certificates for Membership Shares.    The Company shall, on request, deliver to each Member a certificate indicating that it owns the number of Membership Shares set out thereon. Every certificate must be signed by (i) the Chairman, the President, any Executive Vice President or any Vice President and (ii) the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary of the Company. If any certificate is lost, mutilated, stolen or destroyed, the Company shall issue a replacement certificate to the Member upon receipt of evidence satisfactory to the Board of Managers of such loss, mutilation, theft or destruction, and upon receiving such indemnification as the Board of Managers deems appropriate in the circumstances. In the event of a transfer pursuant to Section 18, the transferring Member shall return to the Company any certificate(s) representing the Membership Shares being transferred, and the Company shall issue a new certificate to the transferee Member for any transferred Membership Shares. In the case of a transfer of less than all of the Membership Shares represented by a certificate, the Company shall issue to the transferring Member a new certificate for the balance of the Membership Shares retained by the transferring Member.

        (e)    Withdrawal and Resignation; Return of Capital Contribution.    No Member shall be entitled, except as provided in Section 18, to withdraw or resign as a Member or, except as provided in Section 20, to receive any part of such Member's Capital Contribution or any distribution from the Company in connection therewith.

        SECTION 9.    Distributions.    Net Cash Flow shall be distributed among the Members pro rata in accordance with their respective Membership Shares from time to time as determined by the Board of Managers. In the event the Company is subject to any tax or other obligation which is attributable to the interest of one or more Members in the Company, but fewer than all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member or Members, and the amounts otherwise distributable to such Member or Members pursuant to this Agreement shall be reduced by such amount.

        SECTION 10.    Allocation of Income and Losses.

        (a)    Allocations.    For purposes of maintaining the books of the Company, all items of income, gain, loss and deduction of the Company shall be allocated to the Members in accordance with their respective Membership Shares.

        (b)    Change in Membership Shares.    If there is a change in the number of Membership Shares held by any Member during any year, allocations among the Members shall be made pro rata in accordance with the number of Membership Shares held by each Member from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year if the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is acquired by the Company if such asset is acquired during the year.

        SECTION 11.    Withholding.    The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from any Member's ownership of Membership Shares shall be treated as a distribution to such Member and shall reduce future distributions to such Member.

        SECTION 12.    Books, Records and Accounting.

        (a)    Books and Records.    The Company shall maintain complete and accurate books and records of the Company's business and affairs in accordance with generally accepted accounting principles, consistently applied. The books and records shall be maintained at the principal place of business of the Company and shall be accessible to the Members in accordance with the Act.

        (b)    Fiscal Year; Accounting.    The Company's fiscal year shall begin on the first day in March each year and end on the last day of the next following February. The accounting methods and principles to be followed by the Company shall be selected from time to time by the Board of Managers.

        (c)    Reports.    The Company shall provide to the Members reports concerning the financial condition and results of operation of the Company and the changes in Members' Capital Accounts, if any, within ninety (90) days after the end of each fiscal year.

        SECTION 13.    Company Funds.    The funds of the Company shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board of Managers. All withdrawals from any such accounts shall be made only by the Board of Managers or by individuals duly appointed by the Board of Managers.

        SECTION 14.    Board of Managers.

        (a)    Board of Managers.    The business and affairs of the Company shall be managed and controlled by or under the direction of a Board of Managers (the "Board of Managers"), which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Members. Unless authorized by the Board of Managers, no Member and no individual Manager, in his or her capacity as such, shall have the authority to act on behalf of or bind the Company.

        (b)    Number, Qualification and Tenure.    The Board of Managers shall consist of not less than three members and not more than 15 members. Within the limit above specified, the number of Managers shall be determined from time to time by resolution of the Members. The number of Managers shall be initially fixed at three. The Managers shall be elected by the Members, except as provided in paragraph (c) of this Section 14, and each Manager elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Managers need not be Members.

        (c)    Vacancies.    Vacancies and newly created Manager positions resulting from any increase in the number of Managers may be filled by a majority of the Managers then in office, although less than a quorum, or by a sole remaining Manager or by the Majority Interest; and each Manager so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If there are no Managers in office, then an election of Managers by the Members may be held.

        (d)    Resignation.    A Manager may resign at any time by giving written notice to the Members and the other Managers.

        (e)    Removal.    A Manager may be removed with or without cause at any time by a resolution adopted by the Majority Interest.

        (f)    Place of Meetings.    The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware.

        (g)    Regular Meetings.    The Board of Managers may hold a regular meeting, to be known as the annual meeting, immediately following any annual meeting of the Members. Other regular meetings of the Board of Managers shall be held at such time and at such place as shall from time to time be determined by the Board of Managers. No notice of regular meetings need be given.

        (h)    Special Meetings.    Special meetings of the Board of Managers may be called by the Chairman of the Board or the President. Special meetings shall be called by the Secretary on the written request of any Manager. No notice of special meetings need be given.

        (i)    Quorum.    At all meetings of the Board of Managers a majority of the total number of Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by law. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        (j)    Organization.    The Chairman of the Board, if elected, shall act as chairman at all meetings of the Board of Managers. If a Chairman of the Board is not elected or, if elected, is not present, the President or, in the absence of the President, a Manager chosen by a majority of the Managers present, shall act as chairman at meetings of the Board of Managers.

        (k)    Executive Committee.    The Board of Managers, by resolution adopted by a majority of the Managers then in office, may designate one or more Managers to constitute an Executive Committee, to serve as such, unless the resolution designating the Executive Committee is sooner amended or rescinded by the Board of Managers, until their respective successors are designated. The Board of Managers, by resolution adopted by a majority of the Managers then in office, may also designate additional Managers as alternate members of the Executive Committee to serve as members of the Executive Committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of the Executive Committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

        Except as expressly limited by applicable law, the Executive Committee shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company between the meetings of the Board of Managers. The Executive Committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Company in the custody of the Secretary, and all actions of the Executive Committee shall be reported to the Board of Managers at the next meeting of the Board of Managers.

        Meetings of the Executive Committee may be called at any time by the Chairman of the Board, the President, or any two of its members. No notice of meetings need be given. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business and, except as expressly limited by this paragraph (k), the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Executive Committee. Except as expressly provided in this paragraph (k), the Executive Committee shall fix its own rules of procedure.

        (l)    Other Committees.    The Board of Managers, by resolution adopted by a majority of the Managers then in office, may designate one or more other committees, each such committee to consist of one or more Managers. Except as expressly limited by applicable law, any such committee shall have and may exercise such powers and authority as the Board of Managers may determine and specify in the resolution designating such committee or any amendment thereto. The Board of Managers, by resolution adopted by a majority of the Managers then in office, also may designate additional Managers as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member, provided that the Manager so appointed meets any qualifications stated in the resolution designating the committee or any amendment thereto. Each committee shall keep a record of its acts and proceedings and report the same to the Board of Managers to such extent and in such form as the Board of Managers may require. Unless otherwise provided in the resolution designating a committee, a majority of all members of any such committee may select its Chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

        (m)    Action Without Meeting.    Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or the committee, as the case maybe.

        (n)    Attendance by Telephone.    Members of the Board of Managers, or of any committee of the Board of Managers, may participate in a meeting of the Board of Managers, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

        (o)    Compensation.    The Board of Managers shall have the authority to fix the compensation of Managers, which compensation may include reimbursement of the expenses, if any, of attendance at meetings of the Board of Managers or of a committee.

        (p)    Initial Members of the Board of Managers.    The Members hereby elect the following as the initial Board of Managers, to serve until their respective successors are duly elected and qualified, or until his or her earlier death, resignation or removal:

      Phillip R. Bennett
      William L. Graham
      Thomas H. Dittmer

        SECTION 15.    Meetings of Members.

        (a)    Time and Place of Meetings.    All meetings of the Members for the election of Managers or for any other purpose shall be held at such time and place, within or without the State of Delaware, as shall be designated by the Board of Managers. In the absence of any such designation by the Board of Managers, each such meeting shall be held at the principal office of the Company.

        (b)    Annual Meetings.    An annual meeting of the Members may be held for the purpose of electing Managers and transacting such other business as may be properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Managers.

        (c)    Special Meetings.    Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board or the President and shall be called by the Secretary at the direction of a majority of the Board of Managers, or at the request in writing of the Majority Interest.

        (d)    Notice of Meetings.    Written notice of each meeting of the Members stating the place, date and time of the meeting shall be given, not less than ten nor more than sixty days before the date of the meeting, to each Member. The notice of any special meeting of Members shall state the purpose or purposes for which the meeting is called.

        (e)    Quorum.    The Majority Interest, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members, except as otherwise required by law. If a quorum is not present or represented, the Members present in person or represented by proxy at the meeting shall have power, by the affirmative vote of the holders of a majority of the Membership Shares held by such Members, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting, if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member.

        (f)    Voting.    At all meetings of the Members, each Member shall be entitled to cast one vote, in person or by proxy, for each Membership Share held by such Member on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the Membership Shares present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or this

Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question.

        (g)    Informal Action by Members.    Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of Membership Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Shares entitled to vote thereon were present and voted. Any such consent shall be delivered to the Company by delivery to its principal place of business or agent of the Company having custody of the book in which proceedings of the Members are recorded. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date on which written consents signed by a sufficient number of Members to take the action were delivered to the Company as provided above.

        (h)    Actions Requiring Member Approval.    Notwithstanding any other provision of this Agreement, the affirmative vote or written consent of the Majority Interest shall be required to approve the following matters:

          (i)    The dissolution or winding up of the Company;

          (ii)   The merger or consolidation of the Company;

          (iii)  The sale, exchange, transfer, contribution, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

          (iv)  The election of Managers; and

          (v)   Amendments to this Agreement; provided, however, that the Board of Managers is expressly authorized to make such amendments to Schedule I attached hereto as it deems necessary to reflect any admission of a new Member or any assignment or issuance of Membership Shares which has been approved in accordance with Section 18 or any additional capital contribution by a Member which has been approved in accordance with Section 8(b).

        SECTION 16.    Officers.

        (a)    Delegation of Power and Authority.    The Board of Managers shall appoint officers of the Company who shall have the power and authority to manage and control the business and affairs of the Company on behalf of and subject to the control of the Board of Managers. The officers shall be a President and a Secretary. The Board of Managers may also elect a Chairman of the Board, one or more Executive Vice Presidents, one or more Vice Presidents, a Chief Executive Officer, a Chief Financial Officer, an Assistant Secretary, a Treasurer, an Assistant Treasurer, a Controller and such other officers and agents as it shall deem appropriate. Any number of offices may be held by the same person.

        (b)    Term of Office.    The officers of the Company shall be elected by the Board of Managers and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. Any officer elected or appointed by the Board of Managers may be removed at any time by the Board of Managers. Any vacancy occurring in any office of the Company required by this Section 16 shall be filled by the Board of Managers, and any vacancy in any other office may be filled by the Board of Managers.

        (c)    President.    The President shall be the chief executive officer of the Company and shall have general supervision, direction and control of the business and affairs of the Company, subject to the control of the Board of Managers and shall have such other functions, authority and duties as may be prescribed by the Board of Managers. The President shall preside at meetings of the Members.

        (d)    Executive Vice Presidents.    Each Executive Vice President, if any, shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (e)    Vice Presidents.    Each Vice President, if any, shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (f)    Chief Financial Officer.    The Chief Financial Officer, if any, shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (g)    Secretary.    The Secretary shall keep a record of all proceedings of the Members and of the Board of Managers, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the Members and shall perform such other duties and have such other powers as may be prescribed by the Board of Managers or the President.

        (h)    Assistant Secretary.    The Assistant Secretary, if any, shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers, the President or the Secretary.

        (i)    Treasurer.    The Treasurer, if any, shall have the custody of the Company's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and the Board of Managers, at its regular meetings or when the Board of Managers so requires, an account of all transactions as Treasurer and of the financial condition of the Company. The Treasurer shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (j)    Assistant Treasurer.    The Assistant Treasurer, if any, shall, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers, the President or the Treasurer.

        (k)    Controller.    The Controller, if any, shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (l)    Other Officers.    Any officer who is elected or appointed from time to time by the Board of Managers and whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Board of Managers or the President.

        SECTION 17.    Limitation of Liability, Indemnification and Exculpation.

        (a)    Limitation of Liability.    The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

        (b)    Indemnification.    The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or was a Member, Manager or officer of the Company (and the Company may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful.

        (c)    Advancement of Expenses.    Expenses (including, without limitation, attorneys' fees and expenses) incurred by a Member, Manager or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager or officer to repay such amount if it shall ultimately be determined that such Member, Manager or officer is not entitled to be indemnified by the Company under this Section 17 or under any other contract or agreement between such Member, Manager or officer and the Company. Such expenses (including attorneys' fees) incurred by employees or agents of the Company may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Managers deems appropriate.

        (d)    Rights Not Exclusive.    The indemnification and advancement of expenses provided by this Section 17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office.

        (e)    Insurance.    The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 17.

        (f)    Exculpation.    Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be liable to the Company or to any Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission of such Manager arising out of or in connection with this Agreement or the Company's business or affairs, unless, and then only to the extent that, such act or omission (1) is attributable to such Manager's fraud, bad faith, wilful misconduct or gross negligence or (2) was clearly outside the scope of authority granted to such Manager under this Agreement.

        (g)    Successors.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 17 shall continue as to a Person who has ceased to be a director, trustee, member, manager, officer, employee or agent and shall inure to the benefit of the successors, heirs, executors and administrators of such a Person.

        (h)    Certain References.    For purposes of this Section 17, references to "the Company" shall include, in addition to the resulting business entity, any constituent business entity (including any constituent of a constituent) absorbed in a consolidation or merger (including, after the Merger, the Corporation) which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, managers, officers, employees or agents, so that any person who is or was a director, trustee, member, manager, officer, employee or agent of such constituent business entity, or is or was serving at the request of such constituent business entity as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 17 with respect to the resulting or surviving business entity as he would have with respect to such constituent business entity if its separate existence had continued. In addition, for purposes of this Section 17, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of any business entity shall include any service as a director, trustee, member, manager, officer, employee or agent of such business entity which imposes duties on, or involves services by, such director, trustee, member, manager, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

        SECTION 18.    New Members; Assignment and Issuance of Membership Shares.

        (a)    New Members.    A Person, including, without limitation, an assignee of any Membership Shares, shall be admitted as a Member only upon (i) the approval of the Board of Managers, (ii) the approval of the Majority interest and (iii) the execution by such Person of this Agreement.

        (b)    Assignment of Membership Shares.    Membership Shares may be assigned, in whole or in part, only upon (i) the approval of the Board of Managers, (ii) the approval of the Majority Interest and (iii) if the assignee is not already a Member, the execution by such Person of this Agreement. Any attempted assignment in contravention of this Section 18(b) shall entitle the assignee to receive such distributions, to share in such profits and to receive such allocations of income, gain, loss, deduction, credit, tax preference and similar items to which the assignor was entitled to the extent assigned, but shall not entitle the assignee to become a Member or to exercise any rights or powers of a Member with respect to such Membership Shares. Until the conditions in the first sentence of this Section 18(b) are fulfilled, the assignor, subject to the preceding sentence, shall continue to be a Member and be entitled to exercise the rights and powers of a Member with respect to such Membership Shares.

        (c)    Issuance of Additional Membership Shares.    The Company may issue additional Membership Shares to a Person upon (i) the making of a Capital Contribution by such Person, (ii) the approval of the Board of Managers, (iii) the approval of the Majority Interest and (iv) if the assignee is not already a Member, the execution by such Person of this Agreement.

        (d)    Amendment of Schedule.    Upon any admission of a new Member or any assignment or issuance of Membership Shares in accordance with the provisions of this Section 18, the Board of Managers shall amend, modify or supplement Schedule I attached hereto as appropriate to reflect such admission, assignment or issuance.

        SECTION 19.    Dissolution.

        (a)    Events of Dissolution.    The Company shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

          (i)    The adoption by a majority of the Managers then in office of a resolution declaring the advisability of the dissolution and termination of the Company, followed by the approval of such resolution by the Majority Interest;

          (ii)   The authorization of the dissolution and termination of the Company by written consent of all of the Members; and

          (iii)  Judicial dissolution pursuant to the Act.

        (b)    Automatic Continuation.    The Company shall automatically continue without any action on the part of the Members upon the death, retirement, withdrawal, resignation, expulsion, bankruptcy (as defined in Section 18.304 of the Act) or dissolution of a Member or other event which terminates the continued membership of a Member until the Company is otherwise dissolved and terminated pursuant to the terms of this Agreement.

        SECTION 20.    Winding Up and Distribution of Assets.

        (a)    Winding Up.    If the Company is dissolved, the Board of Managers shall wind up the affairs of the Company.

        (b)    Distribution of Assets.    Upon the winding up of the Company, the Board of Managers shall pay or make reasonable provision to pay all claims and obligations of the Company, including, without limitation, (i) all claims of and obligations to Members in their capacities as creditors, (ii) all costs and expenses of the liquidation and (iii) all contingent, conditional, or unmatured claims and obligations that are known to the Board of Managers, whether the identity of the claimant is known or unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to Members pro rata in accordance with their respective Membership Shares.

        SECTION 21.    Conflict of Interest.    No Member shall be required to act hereunder as its sole and exclusive business activity and any Member may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company nor any other Member shall have any right by virtue of this Agreement in or to any such other interests or activities or to the income or proceeds derived therefrom. A Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member and the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is fair and reasonable to the Company or if the Majority Interest authorizes, approves or ratifies the transaction.

        SECTION 22.    Taxation.

        (a)    Tax Elections.    The Board of Managers shall not, without the unanimous consent of the Members, cause the Company to make an election to be classified as a corporation for federal or state income tax purposes. The Board of Managers shall, upon the written request of any Member benefitted thereby, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The Board of Managers shall have the authority to make all other Company elections permitted under the Code, including elections of methods of depreciation.

        (b)    Company Tax Returns.    The Board of Managers shall cause the necessary tax returns and information returns for the Company to be prepared. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax returns and information returns. The Board of Managers shall deliver to each Member such information required by such Member to enable such Member to prepare and file its United States federal and state income tax returns reflecting the operations of the Company.

        (c)    Tax Audits.

          (i)    From the date hereof until such time as the Company is owned by more than one Member, this Subsection 22(c) shall be inapplicable. From and after the date on which the Company is owned by more than one Member, Refco Group Holdings, Inc. shall be the "tax matters partner" of the Company pursuant to Section 6231 (a)(7) of the Code (the "Tax Matters Member"). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

          (ii)   If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member, is removed by the Members as the Tax Matters Member or ceases to be a Member, the Majority Interest shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Member shall promptly deliver to each Member a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of Company items. The Tax Matters Member shall, unless the Majority Interest consents to the contrary, diligently and in good faith contest any proposed adjustment of a Company item that principally affects the Members at the administrative and judicial levels, including, if appropriate or if requested by the Majority Interest, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Member or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Member shall keep each Member advised of all material developments with respect to any proposed adjustment that come to its attention, including, without limitation, the scheduling of all conferences and substantive telephone calls with the IRS. Each Member shall be entitled, at its own expense, to attend all meetings with the IRS and to review in advance any material written information (including, without limitation, any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of the Majority Interest, the Tax Matters Member shall not, with respect to any proposed adjustment of a Company item that materially and adversely affects any Member, (A) enter into a settlement agreement that purports to bind Members other than the Tax Matters Member (including, without limitation, any stipulation consenting to an entry of decision by any tax court), or (B) enter into an agreement or stipulation extending the statute of limitations.

          (iii)  The Company shall promptly deliver to each Member a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Company that might materially and adversely affect each Member, and shall keep such Members advised of all material developments with respect to any proposed adjustment of Company items that come to its attention.

          (iv)  Each Member shall continue to have the rights described in this Section 22(c) with respect to tax matters relating to any period during which it was a Member, whether or not it is a Member at the time of the tax audit or contest.

        SECTION 23.    Miscellaneous.

        (a)    Governing Law.    This Agreement and any controversies or claims hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

        (b)    Binding Effect.    Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

        (c)    Pronouns and Number.    Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. Without limiting the generality of the foregoing, references in this Agreement to "Members" shall, at any time that the Company has a single Member, be deemed references solely to such Member.

        (d)    Captions.    Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

        (e)    Enforceability.    If any provision of this Agreement, or the application of the provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid or unenforceable, shall not be affected thereby.

        (f)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        (g)    Notices.    Any notices permitted or required under this Agreement shall be deemed to have been given when delivered in Person or by courier or three (3) days after being deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business and to any Member at the address reflected on the books and records of the Company. Whenever any notice is required to be given under law or the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

        (h)    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement may be amended at any time and from time to time by resolution of the Majority Interest.

        (i)    Further Assurances.    The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

        (j)    Third Parties.    Except as provided in Section 17, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company.

        (k)    Facsimile Signatures.    The facsimile signature of any Manager or Member may be used at all times and for all purposes in place of an original signature.

        (l)    Reliance upon Books, Reports and Records.    Unless he or she has knowledge concerning the matter in question which makes his or her reliance unwarranted, each Manager shall, in the performance of his or her duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Company or by legal counsel, accountants or other Persons as to matters such Manager reasonably believes to be within such Person's professional or expert competence.

        (m)    Waiver.    No failure by the Company, any Manager or Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

        IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

REFCO CAPITAL MANAGEMENT, (NEWCO) LLC
By:	/s/ ANDREA L. HENNEMAN Andrea L. Henneman Attorney In Fact

SCHEDULE I
MEMBERS

NAME AND ADDRESS	SOCIAL SECURITY OR TAXPAYER I.D.#	CAPITAL CONTRIBUTION	NUMBER OF MEMBERSHIP SHARES
Refco Capital Management, LLC 200 Liberty Street New York, New York 10281		$1,000	100

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  Exhibit 3.24
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LIMITED LIABILITY COMPANY AGREEMENT OF REFCO CAPITAL LLC